OPTION AND JOINT VENTURE AGREEMENT

This Agreement is made as of February 24, 2014.

BETWEEN:

TERRAX MINERALS INC., a corporation existing under the laws of British Columbia and having its head office at 2300 – 1066 West Hastings Street, Vancouver British Columbia, V6E 3X2 Fax: 604-648-8665

(hereinafter "TXR")

AND:

ALBERTA STAR DEVELOPMENT CORP., a corporation existing under the laws of Alberta and having its head office at 2300 – 1066 West Hastings Street, Vancouver British Columbia, V6E 3X2 Fax: 604-648-8665

(hereinafter "ASX")

WHEREAS:

A.	TXR has a 100% interest in seven mineral claims located in the Hutchinson Township of Ontario more particularly described in Schedule "A" hereto, subject to the Underlying Agreement (as hereinafter defined); and

B.	TXR has agreed to grant ASX the sole and exclusive right and option to acquire a 60% interest in the Property (as hereinafter defined) and upon ASX earning an interest in the Property, a Joint Venture shall be formed between the parties, in accordance with the terms and conditions of this Agreement.

For valuable consideration, the parties agree as follows:

1.	INTERPRETATION

1.1	Definitions. In this Agreement, terms and expressions given a defined meaning in any Schedule shall have the corresponding meaning in this Agreement and:

“Advance Royalty” means the pre-production royalty granted to the Royalty Holders under the Underlying Agreement;

“Advance Royalty Due Date” means the date by which the Advance Royalty must be paid to the Royalty Holders, namely December 11th of any particular year;

"Affiliate" has the meaning given to that term in the Securities Act (British Columbia);

"Agreement" means this Agreement, including the recitals and the Schedules, all as amended, from time to time;

"Business Day" means a day other than Saturday, Sunday or statutory holiday when banks in the City of Vancouver, British Columbia are generally open for business;

"Execution Date" means the date of execution by the parties of this Agreement;

“Exchange” means the TSX Venture Exchange;

"Expenditures" means, without duplication, all costs and expenses actually and directly incurred by a party on or for the benefit of the Property including without limiting the generality of the foregoing, monies expended in doing geophysical, geochemical and geological surveys, drilling, drifting and other surface and underground work, assaying and metallurgical testing, engineering and geological consulting, and building and operating any exploration facilities on the Property; payment of fees, wages, salaries, travelling expenses, and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Property, in paying for the food, lodging and other reasonable needs of such persons and including all costs at prevailing charge out rates for any personnel who from time to time are engaged directly in work on the Property, such rates to be in accordance with industry standards. For greater certainty, Expenditures shall not include: (i) payments due pursuant to the Underlying Agreement, (ii) legal expenses related to the negotiation of this Agreement; or (iii) corporate or administration and management costs of ASX not directly associated with the Property.

“Governmental Authority” means any foreign, domestic, national, federal, provincial, territorial, state, regional, municipal or local government or authority, quasi government authority, fiscal or judicial body, government or self regulatory organization, commission, board, tribunal, organization, or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing;

“Independent” means a person who meets the test for Independence;

“Independence” has the meaning ascribed to that term in NI 43-101;

"Joint Venture" means the exploration joint venture which may be formed with respect to the Property pursuant to Section 7.1;

"Joint Venture Assets" means, after the formation of the Joint Venture, the Property and all other assets of the Joint Venture;

"Joint Venture Interest" means the percentage undivided interest of each of TXR and ASX in the Joint Venture, which interest shall, at all times, correspond with and represent their respective percentage undivided interest in the Property pursuant to this Agreement;

"Lien" means any lien, security interest, mortgage, charge, encumbrance, or other claim of a third party, whether registered or unregistered, and whether arising by agreement, statute or otherwise;

"Management Committee" means the committee established by the parties on the formation of a Joint Venture as described in Section 3.1 of Schedule "C";

"Minerals" means any and all ores (and concentrates or metals derived therefrom) of precious, base and industrial minerals, in, on or under a Property which may lawfully be explored for, mined and sold by the Parties pursuant to the instruments of title under which the Property is held;

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"NI 43-101" means National Instrument 43-101 entitled "Standards of Disclosure for Mineral Projects" promulgated by the Canadian Securities Administrators;

"NSR Royalty" means the net smelter returns royalty granted to the Royalty Holders pursuant to the Underlying Agreement;

"Operator" means the party responsible for carrying out, or causing to be carried out, all work in respect of the Property during the period of the Option and during the period of a Joint Venture;

"Option" means the option granted to ASX by TXR in accordance with Section 3.1;

"Party" and "Parties" means the parties, individually or jointly, to this Agreement;

“Personnel” means:

(a) in relation to TXR, any of its past or present directors, officers, employees, agents, consultants, invitees, Subcontractors (including Subcontractors’ Personnel) and representatives involved either directly or indirectly in the performance of TXR’s obligations under this Agreement;

(b) in relation to ASX, any of its past or present directors, officers, employees, agents or representatives; and

(c) in relation to a Subcontractor, any of its directors, officers, employees, agents, consultants, invitees, subcontractors or representatives involved either directly or indirectly in the performance of TXR’s obligations under this Agreement;

"Program" means a written description, prepared by the Operator and adopted by the Management Committee, outlining all Expenditures which the Operator contemplates incurring on the Property, including a detailed description of all work which the Operator proposes to carry out on the Property pursuant to such Program;

"Property" means the seven mineral claims more particularly described in Schedule "A" hereto and those rights and benefits appurtenant to the Property, including those rights and benefits arising under the Underlying Agreement, together with any and all substitute, modified or successor rights and title thereto;

“Qualified Person” has the meaning ascribed to that term in NI 43-101;

"Representative" means the individual appointed from time to time by a Party to act as such Party's representative on a Management Committee;

“Royalty Holders” means Ken Fenwick, Karl Bjorkman, Donald Devereaux and Donald Leishman.

“Subcontractor” means any person engaged by TXR to perform any part of TXR’s obligations under this Agreement and includes a supplier of TXR; and

“Term Sheet” means the indicative terms sheet between TXR and ASX dated for reference February 14, 2014;

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"Underlying Agreement" means the letter agreement dated December 11, 2009, as amended, among TXR and the Royalty Holders, as amended by a letter agreement dated December 5, 2012.

1.2	Extended Meanings means, unless otherwise specified, that words importing the singular include the plural and vice versa. The term "including" means "including without limitation."

1.3	Headings. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.

1.4	Severability. If any term of this Agreement is or becomes illegal, invalid or unenforceable, that term shall not affect the legality, validity or enforceability of the remaining terms of this Agreement.

1.5	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes the Term Sheet and all prior arrangements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or verbal.

1.6	Time. For every provision in this Agreement, time is of the essence.

1.7	Governing Law. This Agreement shall be governed by and shall be construed and interpreted in accordance with the laws of British Columbia.

1.8	Statutory References. Each reference to a statute in this Agreement includes the regulations made under that statute, as amended or re-enacted from time to time.

1.9	Currency. All references to $ herein refer to Canadian dollars.

1.10	Schedules. The following Schedules are attached to and form part of this Agreement:

Schedule "A" Description of the Property

Schedule "B" Property Obligations

Schedule "C" Joint Venture Terms

2.	REPRESENTATIONS AND WARRANTIES

2.1	TXR hereby represents and warrants to ASX that:

(a)	it is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation;

(b)	it has full corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement and is qualified to carry on business in British Columbia;

(c)	it has been duly authorized to enter into, and to carry out its obligations under, this Agreement and no obligation of it in this Agreement conflicts with or will result in the breach of any term in:

(i)	its notice of articles or articles; or

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(ii)	any other agreement to which it is a party;

(d)	it has duly executed and delivered this Agreement, which binds it in accordance with its terms;

(e)	it does not require the consent or approval of any other party or entity to the entering into this Agreement or any of the transactions contemplated hereby;

(f)	the claims comprising the Property (i) were properly recorded and filed with appropriate governmental agencies; (ii) all assessment work required to hold the claims has been performed and all governmental fees have been paid and all filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (iii) other than those royalties with respect to the Property as indicated in Schedule "A" hereto, the claims are free and clear of encumbrances or defects in title; and (iv) TXR has no knowledge of conflicting mining claims;

(g)	the Property is accurately described in Schedule "A" hereto;

(h)	TXR has acquired a 100% legal and beneficial interest in the Property pursuant to the Underlying Agreement free and clear of all Liens and third party interests, subject only to the royalty with respect to the Property as indicated in Schedule "B" hereto;

(i)	TXR and its Personnel have conducted all activities on or in respect of the Property in compliance and the Property itself complies with all applicable statutes, regulations, by-laws, laws, orders and judgments, and all directives, rules, consents, permits, orders, guidelines, approvals and policies of all applicable Governmental Authorities;

(j)	there are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property or the conduct of the business related to the Property;

(k)	there are no outstanding agreements or options to acquire or purchase the Property or any interest in the Property. No person has any royalty or other interest whatsoever in production or profits from the Property (except for those specified in Schedule A);

(l)	there are no adverse claims or challenges to TXR's interest in the Property;

(m)	to the best of TXR's knowledge, there has been no known spill, discharge, deposit, leak, emission or other release of any contaminant, pollutant, dangerous or toxic substance, or hazardous waste on, into, under or affecting any of the Property and no such contaminant, pollutant, dangerous or toxic substance, or hazardous waste is stored in any type of container on, in or under any of the Property;

(n)	there are no existing or threatened actions, suits, claims or proceedings regarding the Property and there are no outstanding notices, orders, assessments, directives, rulings or other documents issued in respect of the Property by any governmental authority;

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(o)	there are no existing reclamation, rehabilitation, restoration or abandonment obligations with respect to any of the Property;

(p)	TXR is not, nor, to the best of TXR's knowledge, is any other party to the Underlying Agreement, in breach of any provision of the Underlying Agreement;

(q)	the Underlying Agreement has been duly executed and delivered by the parties thereto and constitutes a legally valid and binding obligation of the parties thereto, enforceable against such parties; and

(r)	Schedule "B" sets forth all obligations under the Underlying Agreement

2.2	ASX hereby represents and warrants that:

(a)	it is a corporation duly organized and validly existing under the Business Corporations Act (Alberta);

(b)	it has full corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement and is qualified to carry on business in British Columbia;

(c)	it has been duly authorized to enter into, and to carry out its obligations under, this Agreement and no obligation of it in this Agreement conflicts with or will result in the breach of any term in:

(i)	its articles or bylaws; or

(ii)	any other agreement to which it is a party; and

(d)	it has duly executed and delivered this Agreement, which binds it in accordance with its terms.

2.3	Each Party's representations and warranties set out above will be relied on by the other Party in entering into the Agreement and shall survive the execution and delivery of the Agreement. Each Party shall indemnify and hold harmless the other Party for any loss, cost, expense, claim or damage, including legal fees and disbursements, suffered or incurred by the other Party at any time as a result of any misrepresentation or breach of warranty arising under the Agreement.

3.	OPTION

3.1	TXR hereby grants to ASX the sole and exclusive right and option to acquire a 60% right, title and interest in the Property on the terms set out herein.

3.2	In order to maintain the Option in good standing, ASX must:

(a)	pay $85,000 to TXR in accordance with the following schedule:

(i)	the sum of $10,000 on the Execution Date;

(ii)	a further $25,000 on or before the second anniversary of the Execution Date; and

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(iii)	a further $50,000 on or before the third anniversary of the Execution Date.

(b)	incur a total of $500,000 of Expenditures on the Property, all of which shall be filed as assessment work with the applicable government registry to maintain the Property in good standing, in accordance with the following schedule:

(i)	$100,000 on or before March 31, 2015;

(ii)	a further $150,000 on or before March 31, 2016; and

(iii)	a further $250,000 on or March 31, 2017.

Each of ASX’s obligations under Sections 3.2(a) and 3.2(b) may be accelerated by ASX in order to accelerate ASX’s exercise of the Option, but if ASX fails to meet any such payment or Expenditure obligation when due, the Option will terminate, subject to Section 3.6 or TXR providing Notice of default to ASX and ASX failing to cure said default pursuant to Section 10.1.

3.3	ASX will have the right to terminate this Agreement at any time up to the date of exercise of the Option by giving notice in writing of such termination to TXR, and in the event of such termination, this Agreement will, except for the provisions of Sections 2.3, 3.2(a)(i), 3.7 and 5.2, be of no further force and effect save and except for any obligations of ASX incurred prior to the effective date of termination.

3.4	Once ASX has completed the Expenditures and made all the payments as specified in Section 3.2 on the terms set out herein, ASX will have exercised the Option and have acquired an undivided 60% Joint Venture Interest pursuant to this Agreement.

3.5	The Option described in this Agreement is an option, and except as specifically provided to the contrary, nothing herein contained will be construed as obligating ASX to do any acts or make any payments hereunder except as otherwise set forth, and any act or acts or payment or payments as may otherwise be made hereunder will not be construed as obligating ASX to do any further act or make any further payment or payments.

3.6	Expenditures incurred by any date in excess of the amount of Expenditures required to be incurred by such date shall be carried forward to the succeeding period and qualify as Expenditures for the succeeding period. If Expenditures incurred by any date are less than the amount of Expenditures required to be incurred by such date, ASX may pay the deficiency to or at the direction of TXR in cash within sixty (60) days after such date, in order to maintain the Option in good standing. Such payments of cash in lieu of Expenditures shall be deemed to be Expenditures incurred on the Property on or before such date. For greater certainty, if Expenditures incurred by any date are more than the amount of Expenditures required to be incurred by such date, ASX may credit such Expenditures to the next Expenditure period as outlined in section 3.2(c).

3.7	TXR hereby indemnifies and agrees to hold harmless ASX against any losses, claims and liabilities arising out of or in respect of TXR failing to maintain the Underlying Agreement in good standing or exercising its rights thereunder for the benefit of ASX in accordance with this Agreement.

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4.	COVENANTS OF TXR

4.1	During the term of this Agreement, TXR will:

(a)	not do any other act or thing which would or might in any way adversely affect the rights of ASX hereunder, including without limitation selling, assigning, encumbering or otherwise dealing with or affecting any of the Property;

(b)	make available to ASX and its representatives all available relevant technical data, geotechnical reports, maps, digital files and other data with respect to each of the Property in TXR’s possession or control, including rock and soil samples, and all records and files relating to the Property and permit ASX and its representatives at their own expense to take abstracts therefrom and make copies thereof;

(c)	promptly provide ASX with any and all notices and correspondence received by TXR from government agencies or other parties to the Underlying Agreement in respect of the Property;

(d)	cooperate fully with ASX in obtaining any surface and other rights, permits or licences on or related to the Property as ASX deems desirable, provided that ASX shall be responsible for payment of all of the cost for services provided by TXR personnel at industry standard rates for such services; and

(e)	grant to ASX, its employees, agents and independent contractors, the sole and exclusive right and option to:

(i)	enter upon the Property for the purpose of, and to do such prospecting, exploration, development or other mining work thereon and thereunder as ASX in its sole discretion may consider advisable;

(ii)	bring and erect upon the Property such equipment and facilities as ASX may consider advisable; and

(iii)	remove from the Property and dispose of material for the purpose of testing.

5.	COVENANTS OF ASX

5.1	During the term of the Option ASX shall:

(a)	keep the Property free and clear of all Liens arising from its operations hereunder (except other inchoate liens or liens contested in good faith by ASX) and proceed with all diligence to contest or discharge any Lien that is filed;

(b)	maintain the claims that comprise the Property in good standing by filing of all Expenditures as assessment work with the applicable regulatory authority;

(c)	permit TXR, or its representatives duly authorized by it in writing, at its own risk and expense, access to the Property at all reasonable times and to all records and reports, if any, prepared by ASX in connection with work done on or with respect to the Property, and furnish TXR quarterly activity reports on or before the 15th of the first month following such quarter in respect of the work carried out by ASX on the Property during the previous quarter;

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(d)	conduct all work on or with respect to the Property in a careful and miner-like manner and in compliance with all applicable federal, provincial and local laws, rules, orders and regulations, and indemnify and save TXR harmless from any and all claims, suits, demands, losses and expenses including, without limitation, with respect to environmental matters, made or brought against it as a result of work done or any act or thing done or omitted to be done by ASX on or with respect to the Property; and

(e)	on March 31st of each year of the Option, ASX will provide TXR with an expenditure report detailing monies spent towards Expenditures and TXR shall have the right to review and approve such Expenditures. Any dispute with respect to an Expenditure will be subject to section 11 of this Agreement.

(f)	pay to the Royalty Holders, the Advance Royalty on an annual basis on or before an Advance Royalty Due Date.

5.2	In the event of termination of the Option for any reason other than through the exercise thereof, ASX will have the right (and, if requested by TXR within 90 days of the effective date of termination, the obligation) to remove from the Property within six months of termination of this Agreement all facilities erected, installed or brought upon the Property by or at the instance of ASX, failing which, the facilities shall become the property of TXR.

6.	EXCLUSION OF MINERAL CLAIMS

6.1	ASX shall have the right at any time and from time to time following the first anniversary of the date of execution of this Agreement to exclude from this Agreement any portion of the Property by written notice to TXR of its election so to do; PROVIDED THAT any of the mineral rights so excluded shall be in good standing for a period of at least twelve (12) months after the said notice has been given; AND PROVIDED FURTHER that within such twelve (12) month period, if ASX is the registered owner, it shall, if requested by TXR in writing, deliver at TXR’s cost registrable transfers of the mineral rights so excluded in favour of TXR.

7.	THE JOINT VENTURE

7.1	If ASX exercises the Option as set out in Section 3, then, as of the exercise date of the Option, a Joint Venture will have been formed between TXR and ASX with respect to the Property in accordance with the terms set out in Schedule "C". The Property shall thereupon become a Joint Venture Asset.

8.	CONFIDENTIALITY

8.1	All matters concerning the execution and contents of this Agreement, the Joint Venture, and the Property shall be treated as and kept confidential by the Parties and there shall be no public release of any information concerning the Property without the prior written consent of the other Party, such consent not to be unreasonably withheld; except as required by applicable securities laws, the rules of any stock exchange on which a Party’s shares are listed or other applicable laws or regulations. Notwithstanding the foregoing the Parties are entitled to disclose confidential information to prospective investors or lenders, who shall be required to keep all such confidential information confidential.

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8.2	Each Party shall provide the other with a copy of any news release it proposes to publish relating to the Property or this Agreement prior to publication of the same for the other Party's review which shall not be unreasonably delayed in view of any timely disclosure obligations which may be applicable. Each Party shall use its reasonable efforts to provide any comments it may have to the other Party forthwith, but in any event within one business day.

9.	RIGHT OF FIRST REFUSAL

9.1	If either party wishes to sell any or all of its interest in the Property, (the “Offeror”), the Offeror shall first give the other party (the “Offeree”) notice in writing containing an offer (the “Offer”) to sell to it such interest specifying the price in dollars and other terms and conditions for such sale. If within a period of 30 days of the receipt of such notice the Offeree notifies the Offeror in writing that it wishes to accept the Offer, the Offeror shall be bound to sell such interest to the Offeree at such price and on the terms and conditions contained in the Offer. If the Offeree elects not to accept the Offer or fails to notify the Offeror before the expiration of the time herein limited that it will purchase the interest offered, the Offeror may sell and transfer such interest to any third party or parties, at the price, terms and conditions specified in the Offer for a period of four months following the date of the Offeree's election not to accept the Offer or expiry of the 30-day period, whichever occurs earlier, after which such interest shall again be subject to this Section 9.1. The right of the Offeree under this Section 9 shall continue while the Option remains in good standing, failing which the right shall terminate.

10.	TERMINATION

10.1	Subject to Section 3.6, in addition to any other termination provisions contained in this Agreement, this Agreement and the Option shall terminate if ASX should be in default in performing any requirement herein set forth in a timely manner and has failed to take reasonable steps to cure such default within 30 days after the giving of a written notice of such default by TXR.

11.	ARBITRATION

11.1	If any question, difference or dispute shall arise between the Parties or any of them in respect of any matter arising under this Agreement or in relation to the construction hereof the same shall be determined by the award of one arbitrator to be named as follows:

(a)	the Party or Parties sharing one side of the dispute shall name a representative to select an arbitrator and give notice thereof to the Party or Parties sharing the other side of the dispute;

(b)	the Party or Parties sharing the other side of the dispute shall, within 14 days of receipt of the notice, name a representative to select an arbitrator; and

(c)	the two representatives so named shall, within 30 days of the naming of the latter of them, select a third person who shall act as arbitrator.

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The decision of the arbitrator shall be made within 60 days after selection.  The expense of the arbitration shall be borne equally by the parties to the dispute.  If the Parties on either side of the dispute fail to name their representative within the time limited or fail to proceed with the arbitration, reference for appointment of an arbitrator shall be made to the British Columbia International Arbitration Centre. The arbitration shall be conducted in accordance with the provisions of the Commercial Arbitration Act (British Columbia), and the decision of the arbitrator shall be conclusive and binding upon all the Parties.

12.	OPERATOR

12.1	Until a Joint Venture is formed under Section 7 or alternatively, termination of the Option and this Agreement shall have occurred:

(a)	ASX shall be the Operator of the Property; and

(b)	The Operator shall be responsible for making the Expenditures to be incurred by ASX under the terms of this Agreement, for complying with all applicable laws and regulations with respect to its operations on the Property, for making all filings and doing all other things necessary to maintain the mineral claims comprising the Property in good standing, for securing and complying with all work permits and for performance of any reclamation required on the Property in respect of its operations.

13.	CONDITIONS PRECEDENT

13.1	The obligations of ASX under this Agreement are subject to the fulfillment within 30 days after the Execution Date of the receipt of final Exchange acceptance of this Agreement.

14.	GENERAL

14.1	Neither Party may assign this Agreement or any rights hereunder in the Property without the prior written consent of the other, such consent not to be unreasonably withheld. Notwithstanding this Section 14.1, a Party may assign this Agreement to an Affiliate (as that term is defined in the Business Corporations Act (British Columbia)) or associate by delivering notice to that effect to the other Party provided that such Affiliate or associate first signs an agreement, in form and substance acceptable to the other Party, agreeing to be bound by the terms of this Agreement. For greater certainty, nothing herein shall prevent any party from entering into any corporate reorganization, merger, amalgamation, take-over bid, plan of arrangement, or any other such corporate transaction which has the effect of, directly or indirectly, selling, assigning, transferring, or otherwise disposing of all or a part of the rights under this Agreement to a purchaser.

14.2	This Agreement inures to the benefit of and binds the Parties and their respective successors and permitted assigns.

14.3	Each Party shall from time to time promptly execute and deliver all further documents and take all further action reasonably necessary or desirable to give effect to the terms and intent of this Agreement.

14.4	No waiver of any term of this Agreement by a Party is binding unless such waiver is in writing and signed by the Party entitled to grant such waiver. No failure to exercise, and no delay in exercising, any right or remedy under this Agreement shall be deemed to be a waiver of that right or remedy. No waiver of any breach of any term of this Agreement shall be deemed to be a waiver of any subsequent breach of that term.

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14.5	No amendment, supplement or restatement of any term of this Agreement is binding unless it is in writing and signed by both Parties.

14.6	Notwithstanding any term in this Agreement, if a Party is at any time delayed from carrying out any action under this Agreement due to circumstances beyond the reasonable control of such Party (aside from circumstances arising from the financial difficulty of such Party), acting diligently, the period of any such delay shall be excluded in computing, and shall extend, the time within which such Party may exercise its rights and/or perform its obligations under this Agreement.

14.7	Each of the Parties hereto covenants, agrees and acknowledges that each of them was fully and plainly instructed to seek and obtain independent legal and tax advice regarding the terms and conditions and execution of this Agreement and each of them has sought and obtained such legal and tax advice and acknowledges that each has executed this Agreement voluntarily understanding the nature and effect of this Agreement after receiving such advice.

14.8	Any notice or other communication required or permitted to be given under this Agreement must be in writing and shall be effectively given if delivered personally or by overnight courier or if sent by fax, addressed in the case of notice to TXR or ASX, as the case may be, to its address set out on the first page of this Agreement. Any notice or other communication so given is deemed conclusively to have been given and received on the day of delivery when so personally delivered, on the day following the sending thereof by overnight courier, and on the same date when faxed (unless the notice is sent after 4:00 p.m. (Vancouver time) or on a day which is not a business day, in which case the fax will be deemed to have been given and received on the next business day after transmission). Either Party may change any particulars of its name, address, contact individual or fax number for notice by notice to the other party in the manner set out in this Section 14.8. Neither Party shall prevent, hinder or delay or attempt to prevent, hinder or delay the service on that party of a notice or other communication relating to this Agreement.

14.9	Any payment made under this Agreement from one Party to the other may be made by wire transfer by electronic means or by certified cheque or bank draft by personal delivery or overnight courier to the appropriate address set out in section 14.8.

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14.10	This Agreement may be executed by facsimile and in any number of counterparts. Each of which shall constitute one and the same agreement.

The parties have duly executed this Agreement as of the date and year first written above.

TERRAX MINERALS INC.

By:
/s/Thomas Setterfield

Authorized Signing Representative

ALBERTA STAR DEVELOPMENT CORP.

By:
/s/Gord Steblin

Authorized Signing Representative

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SCHEDULE "A" - DESCRIPTION OF THE PROPERTY

The Property, known as the Central Canada Property, consists of the following mineral claims located in the Hutchinson Township of the Province of Ontario:

Township	Claim	Recording Date	Expiry Date	Units	Work Required
HUTCHINSON	3008652	2003-Aug-05	2017-Aug-05	4	$1,600
HUTCHINSON	3008653	2003-Aug-05	2017-Aug-05	4	1,600
HUTCHINSON	3008654	2003-Aug-05	2017-Aug-05	8	3,200
HUTCHINSON	3014051	2003-Nov-13	2016-Nov-13	3	1,200
HUTCHINSON	3014052	2003-Nov-13	2016-Nov-13	2	800
HUTCHINSON	4251109	2009-Jun-26	2017-Jun-26	2	800
HUTCHINSON	4251110	2009-Jun-26	2017-Jun-26	1	400
Total				24	$9,000

There are no encumbrances, either registered or unregistered, affecting title to the mineral claims except for the Advance Royalty and a 2.5% NSR Royalty retained by the Royalty Holders as more particularly set out in Schedule “B”.

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SCHEDULE "B" – PROPERTY OBLIGATIONS

The Property is subject to a 2.5% NSR Royalty granted by TXR in favour of the Royalty Holders. TXR has the right, at any time, to repurchase a 1% NSR Royalty from the Royalty Holders for $1,000,000 or in increments of $500,000 per 0.5% NSR Royalty.

In addition, the Property is subject to the Advance Royalty of $10,000 per year, where all payments of the Advance Royalty will be deducted from any NSR Royalty earned on the Property.

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SCHEDULE "C" - JOINT VENTURE TERMS

In this Schedule "C", terms and expressions given a defined meaning in the Agreement to which this Schedule "C" is attached shall have the corresponding meaning in this Schedule "C".

1.	RELATIONSHIP OF PARTIES

The relationship of the Parties in the Joint Venture shall not be, and shall not be construed to be, a partnership relationship, an agency or legal representative relationship or a fiduciary relationship. Except as otherwise expressly provided in this Schedule "C", the rights, privileges, powers, duties, liabilities and obligations of the Parties shall be as joint venturers and shall be several and not joint or joint and several.

2.	CALCULATION OF JOINT VENTURE INTERESTS

The following provisions shall apply until such time as the Parties have entered into the definitive Joint Venture Agreement failing which the Agreement to which this Schedule "C" is attached will continue to govern the relations between them.

2.1	Initial Calculation. On the date that the Joint Venture is formed as a result of the exercise of the Option, TXR and ASX are deemed to have the following Joint Venture Interests:

	TXR	ASX

Deemed Expenditures:	$333,333	$500,000

Joint Venture Interest	40%	60%

2.2	Calculation on Ongoing Basis. TXR's and ASX's, as the case may be, Joint Venture Interest, calculated at any time and from time to time, shall be determined in accordance with the formula:

A = B x 100%
C

where

(a)	A is TXR's or ASX's, as the case may be, Joint Venture Interest;

(b)	B is an amount equal to TXR's or ASX's, as the case may be, deemed Expenditures under Section 2.1 of this Schedule "C", plus all of TXR's or ASX's, as the case may be, Expenditures made after the formation of the Joint Venture; and

(c)	C is an amount equal to the Parties' total deemed Expenditures under Section 2.1 of this Schedule "C" plus all of the Parties' Expenditures made after the formation of the Joint Venture.

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3.	MANAGEMENT COMMITTEE

3.1	Establishment. Promptly upon the formation of the Joint Venture, the Parties shall establish the Management Committee. One Representative and one alternate shall be appointed in writing by each Party and re-appointed from time to time.

3.2	Powers and Obligations. Except as expressly provided otherwise in this Agreement, the Management Committee is empowered to make all strategic and planning decisions regarding the Joint Venture. Accordingly, the Management Committee is responsible for revising Programs submitted by the Operator, for approving all Programs and for evaluating the results of all Programs.

3.3	Calling of Meetings. Meetings of the Management Committee shall be held in Vancouver, British Columbia at such place, time and date as may be determined by the Operator or the non-Operator on at least 15 days' notice. The Representatives may waive the notice period required for any meeting. Any notice must include the time, date, place and agenda of each meeting. On receipt of any such notice, the receiving Party may add any item to the agenda, if the receiving Party notifies the other Party of the addition at least 7 days before the meeting. No item which is not on the agenda may be discussed without the consent of the Representatives. Individuals other than the Representatives may attend meetings of the Management Committee with the unanimous consent of the Representatives.

3.4	Attendance at Meeting by Phone. Any Representative may attend a meeting of the Management Committee by telephone or video conference call.

3.5	Quorum at Meetings. The quorum for any meeting of the Management Committee is one Representative from each of the Parties. If a quorum is not present at the date, time and place set for a meeting, then the meeting shall be adjourned to the same place and time on the same day of the following week. At the continuation of the adjourned meeting the Management Committee may conduct business, if a notice regarding the continuation of the adjourned meeting was sent to the Party whose Representative did not attend the meeting as originally scheduled. In no other circumstance may business be transacted at a meeting of the Management Committee without a quorum being present.

3.6	Chairman and Secretary of Meetings. The initial chairman of the Management Committee (the "Chairman") shall be determined by ASX and thereafter designated annually by the Party with the greater Joint Venture Interest. The Chairman shall appoint a secretary to act as a secretary of the Management Committee at the beginning of each meeting of the Management Committee. Such secretary shall carry out the duties of the secretary of the Management Committee until such secretary's replacement is appointed. The secretary shall prepare and maintain minutes of each meeting of the Management Committee. The secretary shall distribute to the Representatives such minutes, as soon as practicable following each meeting. The secretary shall also maintain, and distribute to the Representatives, copies of all correspondence and instruments received, sent or signed by the Management Committee or the Representatives (when acting in the capacity of a Representative).

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3.7	Making Decisions. All decisions of the Management Committee shall be by majority vote by the two voting Representatives, who shall each have the number of votes equal to such Representative's respective Party's Joint Venture Interest from time to time. In the event of an equality of votes, the Operator's Representative shall have an additional and casting vote. Alternatively, the Management Committee may transact any business by a written instrument signed by a Representative of each Party. Each decision of the Management Committee shall be final and binding on the Parties.

3.8	Consent of Management Committee Required. Notwithstanding any term in this Agreement, the Operator shall not take any of the following actions without obtaining the prior written consent of Parties holding at least a 75% Joint Venture Interest:

(a)	create, or permit to remain, any material Liens, upon any Joint Venture Asset, except for any Liens which are customary in the circumstances of an mining joint venture;

(b)	settle any suit, claim or demand with respect to the Joint Venture involving an amount in excess of $100,000; or

(c)	abandon, sell or otherwise dispose of a Joint Venture Asset having a net book value greater than $100,000 or, if related to normal business operations, a net book value greater than $250,000.

The Operator shall not abandon, sell or otherwise dispose of the Property, or any material part thereof without obtaining the prior written consent of Parties holding 100% of the Joint Venture Interests.

4.	THE OPERATOR, ITS POWERS AND OBLIGATIONS

4.1	Initial Operator. Upon the formation of the Joint Venture, ASX shall be the first Operator.

4.2	Resignation and Replacement. The Operator may resign as Operator upon notifying the non-Operator in writing of its resignation at any time after a Program has been approved by the Management Committee but before the commencement of the implementation of such Program, or at any time if no Program is being carried out at that time. The Operator shall be deemed to have resigned if:

(a)	the Operator materially defaults in its obligations as operator hereunder and fails to commence and diligently prosecute measures to remedy such default within 30 days after the non-Operator shall have given written notice to the Operator of such default specifying in such notice the nature of the default;

(b)	the Joint Venture Interest of the Operator becomes less than 50%; or

(c)	the Operator fails to submit a Program requiring minimum Expenditures of at least $100,000 to the Management Committee within six months of the completion of the previous Program and the non-Operator commits to such Program and the Expenditures required therein.

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In the event of the occurrence of (c) above, the Party that was previously the non-Operator shall have the right within a period of 90 days of the occurrence of such event to prepare and deliver to the Management Committee a Program requiring minimum Expenditures outlined in (c) above and the provisions of this Section 4.2 and Section 5 of this Schedule "C" shall for all purposes of this Schedule "C" apply mutatis mutandis as if for such Program the non-Operator was the Operator, provided further that notwithstanding the foregoing, ASX so long as it retains at least a 50% interest in the Joint Venture, shall continue to have the right to retain its position as Operator in accordance with this Section 4.2 following completion of a Program by the non-Operator.

On any change or replacement of the Operator, the retiring Operator shall transfer all data, documents, reports, records, accounts, samples and assays in its possession or control, and relating to the mining operations or the Property, to the incoming Operator.

4.3	Powers and Obligations. Subject to the approval of each Program by the Management Committee and to funds being advanced by the Parties who have elected to contribute to such Program, the powers and obligations of the Operator shall be as follows:

(a)	to manage the Joint Venture and conduct, or cause to be conducted, all work performed under a Program in a good and workmanlike manner in accordance with good exploration, engineering and mining practice and in accordance with the terms of this Agreement;

(b)	to submit each Program to the Management Committee for approval by delivering the Program to the Representatives at least 30 days in advance of the meeting of the Management Committee at which such Program is to be considered;

(c)	subject to Section 3.8 of this Schedule "C", to keep the Property in good standing and to pay all applicable payments, fees and taxes, and other similar governmental charges lawfully levied or assessed in respect of the Property, except that the Operator shall not be obliged, however, to make any such payment as long as such payment is being contested in good faith and the non-payment thereof does not adversely affect the Property;

(d)	subject to Sections 6, 7 and 8 of this Schedule "C", to provide, purchase, lease or rent all plant, buildings, machinery, equipment, tools, appliances, materials, supplies and services required for a Program and to dispose of the same when no longer required or useful for the purposes of the Property and the Joint Venture;

(e)	to maintain and keep the Joint Venture Assets, or to cause the Joint Venture Assets to be maintained and kept, in good operating condition and repair in accordance with good exploration and mining practice;

(f)	to comply with all applicable statutes, regulations, by-laws, laws, orders and judgements and all directives, rules, consents, permits, orders, guidelines, approvals and policies of any applicable governmental authority affecting the Joint Venture;

(g)	to obtain and maintain such types and levels of property and liability insurance with respect to the Joint Venture as the Operator shall consider necessary from time to time, such coverage to include the non-Operator as a named insured to the extent of the non-Operator's undivided interest in the Joint Venture from time to time;

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(h)	to require the Operator's contractors and subcontractors to take out and maintain such types and levels of property and liability insurance as the Operator shall consider necessary or advisable from time to time and to comply with the requirements of all applicable unemployment insurance and workers' compensation legislation with respect to work or services to be provided by such contractors or subcontractors;

(i)	to advise the non-Operator of any accident or occurrence resulting in any material damage to or destruction of any Joint Venture Assets or material harm or injury to any individual;

(j)	to keep adequate data, information and records of the Operator's management of the Joint Venture and to keep suitable accounts which reflect all financial aspects of the Joint Venture and once per year to make such available to the non-Operator, at the place designated by the Operator, within ten days of receipt of a written request for disclosure by the non-Operator;

(k)	to provide the non-Operator with monthly reports on activities on the Property during periods of active field work or when mine operations are active, quarterly reports and a detailed annual report on the Operator's management of the Joint Venture, including an accounting of all Expenditures made by the Operator under the current or previous Program;

(l)	to permit the non-Operator, at the non-Operator's sole risk and expense and with prior notice to the Operator, access to the Property during normal working hours for the purpose of examining activities and work thereon so long as such access shall not materially interfere with or impair such activities and work;

(m)	to have all powers necessary to carry out, or cause to be carried out, all of the Operator's obligations set out in this Agreement and to otherwise carry out, or cause to be carried out, all Programs approved by the Management Committee; and

(n)	the Operator shall be entitled for greater certainty to charge a reasonable administration fee, not to exceed 10%, on eligible Expenditures, excepting Expenditures consisting of payments to third party contractors for contracts in excess of $50,000, for which the administration fee shall be a maximum of 5%.

4.4	Emergencies. In an emergency, the Operator, without the consent of the non-Operator, may take such immediate actions and make such immediate Expenditures as the Operator deems necessary to keep the Property in good standing or for the protection of individuals and/or property. The Operator shall promptly report such emergency actions and Expenditures to the non-Operator by delivering an invoice to the non-Operator. The non-Operator shall pay its share of the Expenditures to the Operator in accordance with Section 5.4 of this Schedule "C".

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4.5	Contingency Fund. The Operator may establish and administer a contingency fund to be applied by the Operator to satisfy any legal obligations of the Parties respecting a mine maintenance plan or mine closure plan, including obligations for severance pay, pensions, rehabilitation and reclamation work. Each Party shall contribute its proportionate share of such fund based on such Party's Joint Venture Interest at the time of the establishment of the fund (or at the time of the contribution, in respect of subsequent contributions). The Operator shall invest any unused portion of such fund and all income thereon shall accrue in such fund. If the Operator determines that such fund, or any portion thereof, is no longer necessary, the Operator shall make payments to the Parties in proportion to their contribution to such contingency fund on the date of such payments.

5.	PROGRAMS

5.1	Contents of Program. The Operator shall prepare a Program and submit such Program budget to the Management Committee for approval at least 30 days before the beginning of each calendar year. The Management Committee must approve each Program prior to implementation. Each Program shall cover a period of up to 12 months or such other period as the Parties may agree. Each Program must contain:

(a)	a reasonably detailed outline of all work which the Operator contemplates carrying out on the Property under such Program detailing the areas on the Property to be subject to such work and the time frame for each of the major elements of such work;

(b)	a reasonably itemized budget, broken down by month, of the projected Expenditures under the Program; and

(c)	the estimated amount and date of each payment that the non-Operator would have to make to the Operator.

5.2	Election by Representatives. If the Operator proposes a Program which is approved by the Management Committee:

(a)	for $1,000,000 or lesser amounts, the Representatives shall then have 60 days to elect whether or not to participate in the Program; or

(b)	for more than $1,000,000, the Representatives shall then have 90 days to elect whether or not to participate in the Program.

5.3	Approved Programs. The Operator shall carry out each Program approved by the Management Committee provided the Parties who have elected to contribute to such Program provide the Operator with their proportionate share of the funding in respect of the Program.

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5.4	Payments to Operator. If a Representative elects to participate in a Program on behalf of a Party, the Operator will submit an invoice to such Representative on or between the first and 15th day of the month immediately preceding a month in which Expenditures are to be made under a Program. The invoice must set out the estimated Expenditures under the Program for the immediately following month, multiplied by the Joint Venture Interest of such Party. Within 30 days of receipt of such invoice, such Party shall pay the Operator the invoice amount. The Operator may also submit other invoices relating to reconciliations, bills, accounts or other requests for payment in respect of any Expenditures made by the Operator under a Program or otherwise in accordance with this Agreement. Such invoice must set out the total amount involved, multiplied by the participating Party’s Joint Venture Interest. Within 30 days of receipt of such invoice, such Party shall pay the Operator the invoice amount. If such Party fails to make any payment to the Operator under this Section 5.4 of this Schedule "C" within any applicable 30 day payment period, after previously having elected to do so, such Party shall make such payment together with an interest payment, calculated at the rate equal to the annual rate of interest announced from time to time by the Bank of Montreal as its reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada (commonly known as its prime rate), plus 5%, for the period commencing on the expiry of such 30 day payment period and terminating on the date that full payment is made. If such Party fails to make full payment, including in respect of interest, to the Operator within 60 days of the expiry of the applicable 30 day payment period, Section 5.6 of this Schedule "C" applies.

5.5	Failure to Participate. Subject to Sections 5.7 and 5.8 of this Schedule "C", if a Party does not elect to participate in a Program, its Joint Venture Interest shall be diluted with respect to Expenditures made in respect of such Program in accordance with Section 2.2 of this Schedule "C".

5.6	Failure to Make Payment by non-Operator. Subject to Sections 5.7 and 5.8 of this Schedule "C", if a Party which has elected to participate in a Program fails to make a required payment within the 60 day period referred to in Section 5.4 of this Schedule "C", such Party's Joint Venture Interest shall be diluted with respect to Expenditures made in respect of such Program at a rate of two times normal dilution.

5.7	Failure to Spend at Least 80% of Budget. If a Party does not elect to participate in a Program and the Operator does not make Expenditures under the Program at least equal to 80% of budgeted Expenditures, the non-participating Party shall not have its Joint Venture Interest reduced in accordance with Section 2.2 of this Schedule "C" if the non-participating Party pays the Operator within 60 days, following the completion of such Program, an amount equal to the total Expenditures made under such Program, multiplied by the non-participating Party's Joint Venture Interest, determined at the commencement of such Program.

5.8	Expenditures More Than 10% Above Budget. Expenditures made by the Operator exceeding the Expenditures contemplated by the Program by less than 10% will be funded by the Parties in proportion to their Joint Venture Interests. Expenditures made by the Operator exceeding the Expenditures contemplated by the Program by more than 10% will be funded solely by the Operator, unless otherwise agreed by the Parties in writing. Unless otherwise agreed by the Parties in writing, any such payments exceeding the Expenditures contemplated by the Program by more than 10% which are made by either the Operator or the non-Operator will not form part of the calculations used to determine the Joint Venture Interests of the Parties in accordance with Section 2.2 of this Schedule "C".

5.9	Return of Surplus Monies. If, after completion of any Program, the Operator is in possession of any moneys contributed by the Parties and which are not required for the discharge of obligations relating to such Program, the Operator shall repay such moneys to the contributing Parties.

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5.10	Failure to Submit Program to Management Committee. If the Operator does not submit a Program involving Expenditures of at least $100,000 to the Management Committee for approval within a period of at least six months from the date of completion of the last Program (being when the report is complete and delivered to the non-Operator), then the non-Operator may propose a Program to the Management Committee for an amount not less than $100,000. If the non-Operator makes such a proposal and the Program is approved by the Management Committee, the Operator shall carry out such Program and fund its proportionate share. If the Management Committee does not approve such Program, the non-Operator may, notwithstanding Section 4.2 of this Schedule "C", become the Operator and carry out the Program. Following the completion of such Program Section 4.2 of this Schedule "C" shall apply once again.

6.	DEALINGS WITH AFFILIATES

Any Joint Venture Assets that the Operator may purchase, lease or rent from an Affiliate shall be purchased, leased or rented at fair market value. The cost of all work which the Operator may contract to an Affiliate shall be equal to the fair market value of such work. Any Joint Venture Assets that the Operator may sell or otherwise dispose of to an Affiliate shall be sold or otherwise disposed of at fair market value. The Operator shall pay the net proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests. The Operator shall give the non-Operator written notice of any transaction with an Affiliate and the non-Operator may, at any time within 12 months after it has received such notice, dispute whether such transaction was at fair market value.

7.	USE OF SURPLUS JOINT VENTURE ASSETS

Subject to Section 5.9 of this Schedule "C", the Operator may use any Joint Venture Assets which are no longer required for the Joint Venture for such other purposes and on such terms as the Operator may from time to time determine. The Operator shall pay the net proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests. If such surplus Joint Venture Assets are used by the Operator, outside the scope of the Joint Venture, or are used by an Affiliate of the Operator, outside the scope of the Joint Venture, then the net proceeds in respect of such use shall be deemed to be an amount equal to what could be obtained from an arms-length third party.

8.	DISPOSITION OF SURPLUS JOINT VENTURE ASSETS

Subject to Section 3.8 of this Schedule "C", the Operator may from time to time sell or otherwise dispose of such part of the Joint Venture Assets as are no longer required for Joint Venture operations. The Operator shall pay the net proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests.

9.	INSURANCE PROCEEDS

The Operator shall apply, to the extent determined by the Operator, any insurance proceeds received by the Operator in respect of any loss or damage to Joint Venture Assets towards the repair or replacement of the lost or damaged Joint Venture Assets. The Operator shall pay the remaining proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests.

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10.	SETTLEMENT PAYMENTS

Subject to Section 3.8(c) of this Schedule "C", all losses, costs, expenses, claims or damages, including legal fees and disbursements, net of any insurance proceeds, incurred and paid by the Operator in settlement of any loss, cost, expense, claim, damage, judgment or similar matter (including a payment made, or an action taken, by the Operator as a result of an action of a governmental agency) shall constitute an Expenditure made by the Operator under the applicable Program. In addition, the non-Operator, in proportion to its Joint Venture Interest calculated on the date that the initial liability was incurred which gives rise to this indemnification obligation, shall indemnify and hold harmless the Operator for any loss, cost, expense, claim or damage, including legal fees and disbursements, suffered or incurred by the Operator in respect of a third party claim (including an action of a governmental agency which results in a payment made, or an action taken, by the Operator), except to the extent that such claim arose from the gross negligence or willful misconduct of the Operator.

11.	LIABILITY OF OPERATOR

The Operator shall not be liable to the non-Operator for any loss, cost, expense, claim or damage, including legal fees and disbursements, (including a payment made, or an action taken, by the Operator as a result of an action of a governmental agency) except to the extent that such loss, cost, expense, claim or damage is attributable to the gross negligence or willful misconduct of the Operator. In no event (including fundamental breach) shall the Operator be liable to the non-Operator for any indirect, special or consequential damages (including for loss of goodwill, loss of actual or anticipated profits or other economic loss), even if the Operator has been advised of the potential for such damages.

12.	NO RESTRICTION ON OTHER ACTIVITIES

Each Party has the unrestricted right to engage in, and receive the full benefit of, any activity outside the scope of the Joint Venture, without consulting with, or accounting to, the other Party, or permitting the other Party to participate in such activity.

13.	TERMINATION

If the Parties agree to terminate the Joint Venture, the Operator may take any actions necessary or desirable to wind up the Joint Venture. All costs, charges and expenses of winding up the Joint Venture (including in respect of any reclamation) shall be for the account of the Joint Venture and the Parties shall divide the net Joint Venture Assets in proportion to their Joint Venture Interests, although any loans advanced to the Joint Venture by a Party shall be satisfied before any other distribution of assets is made to the Parties. Once the said costs, charges and expenses have been paid in full, the Operator may sell the Joint Venture Assets, in accordance with Section 3.8 of this Schedule "C", or distribute the Joint Venture Assets to the Parties in kind.

14.	WITHDRAWAL FROM JOINT VENTURE

14.1	Right of Withdrawal and Mechanics. Either Party may, at any time during the Joint Venture, voluntarily withdraw from the Joint Venture (the "Withdrawing Party") and forfeit its interest in and to the Property and its rights under this Agreement by giving written notice of such withdrawal to the other Party (the "Remaining Party"). The notice must indicate an effective date for such withdrawal which may not be earlier than 90 days after receipt of such notice. The effects of the delivery of such notice are set out below.

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(a)	The Withdrawing Party shall:

(i)	remain liable for its share, based on its Joint Venture Interest, of all costs, expenses and obligations arising out of operations conducted before the effective date of the withdrawal;

(ii)	secure by way of a letter of credit, or otherwise to the satisfaction of the Remaining Party, its share, based on its Joint Venture Interest, of the costs of reclaiming the Property, as estimated at the effective date of the withdrawal considering all applicable statutes, regulations, by-laws, laws, orders and judgements and with all directives, rules, consents, permits, orders, guidelines, approvals and policies of any governmental authority;

(iii)	continue, for a period of three years after the effective date of the withdrawal, to be bound by Section 10 of this Schedule "C";

(iv)	execute and deliver such documents as may be necessary to transfer the Property to the Remaining Party;

(v)	remove, within 12 months of the effective date of the withdrawal, all buildings, machinery, equipment and supplies brought upon the Property by the Withdrawing Party that are not Joint Venture Assets; and

(vi)	not be entitled to any royalty under this Agreement.

(b)	The Remaining Party shall become the owner of a 100% of the Withdrawing Party's interest in and to the Property as of the effective date of the withdrawal.

(c)	The Joint Venture shall be terminated and the Management Committee shall be terminated, as of the effective date of the withdrawal.

14.2	Right of Remaining Party to Withdraw. Upon receipt by the Remaining Party of a notice of withdrawal, the Remaining Party may give notice to the Withdrawing Party prior to the effective date of the withdrawal electing to join in the withdrawal ("Joint Withdrawal"). In such case, the Joint Venture shall be terminated in accordance with Section 13 of this Schedule "C".

15.	RIGHTS TO MINERAL PRODUCTS

15.1	Each Party shall own and have the right, privilege and power to take in kind and separately dispose of a portion of all mineral products produced from the Property, in accordance with its Joint Venture Interest. The Operator shall designate and notify the Parties of the points of delivery situated on the Property for the Parties respective Joint Venture shares of such mineral product and all costs in respect of such mineral products shall be for the account of the Joint Venture, until such mineral products are delivered to such points. After such mineral products are delivered to such points each Party shall pay its own costs in respect of such mineral products. The Operator shall use its best efforts to ensure that each Party receives product of like quality.

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15.2	The Operator shall have no obligation in respect of the Parties’ mineral products after delivery of such mineral products to the point of delivery provided, however, that if a Party is prepared to sell its mineral products at the same time and on the same terms and conditions as the Operator is selling its own mineral products and so advises the Operator the Operator may, but is not obligated to, act as an agent for the Non-Operator in relation to the sale of the Non-Operator's mineral products on the terms and conditions that are equivalent to the terms and conditions obtained for its own mineral products. If the Operator elects to act as agent for the Non-Operator, it may discontinue such agency at any time upon giving the Non-Operator 30 days advance notice. If the Operator, while acting as the Non-Operator's agent, is of the opinion that 100% of its own mineral products and 100% of the Non-Operator's mineral products available for sale cannot be sold at the same time for revenue deemed acceptable by the Operator, the Operator shall arrange for sales of a lesser amount of each Party's mineral products on a pro rata basis. In the event that the Operator acts as an agent for the Non-Operator, the Operator shall be entitled to sale commissions equal to prevailing rates charged by other agents for effecting similar sales. In the event of a non-arm's length sale of mineral products, such sale shall be at commercially competitive rates.

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